August 26, 2022

Pacer Funds Trust
500 Chesterfield Parkway
Malvern, Pennsylvania 19355

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Prospectus and Statement of Additional Information for Pacer Funds Trust (the “Trust”), which are included in Post-Effective Amendment No. 94 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-201530), and Amendment No. 96 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23024), on Form N-1A of the Trust.

Sincerely,

/s/ Practus, LLP

PRACTUS, LLP

JOHN F. RAMÍREZ ● PARTNER
11300 Tomahawk Creek Parkway, Suite 310 ● Leawood, KS 66211 ● p: 917.805.1818
Practus, LLP ● John.Ramirez@Practus.com ● Practus.com